UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE l4C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. __)

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CINEDIGM CORP.

(Name of Registrant As Specified In Its Charter)

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CINEDIGM CORP.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Fellow Stockholders:

This notice and the accompanying Information Statement are being distributed to the holders of record of the Class A common stock, par value $0.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Company”), as of the close of business on December 17, 2018 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Delaware General Corporation Law. The purpose of this notice and the accompanying Information Statement is to notify the stockholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by the holders of a majority of the outstanding shares of Common Stock as of the Record Date (the “Written Consent”).

The Written Consent approved the following actions:

•	authorizing the Board to effect a reverse stock split and reduction of the Corporation’s authorized and issued and outstanding Class A Common Stock, split at a ratio, in whole numbers, of not less than one-for-two and not more than one-for-ten, subject to the Board’s discretion to determine, without any further action by stockholders, (i) the specific exchange ratio or (ii) not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Corporation and its stockholders (the “Reverse Stock Split”).

The Written Consent is the only stockholder approval required to effect the Reverse Stock Split under the Delaware General Corporation Law, our Fifth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended. No consent or proxies are being requested from our stockholders, and our Board is not soliciting your consent or proxy in connection with the Reverse Stock Split. The Reverse Stock Split, as approved by the Board and pursuant to the Written Consent, will only become effective if and when the Board determines to effect it but in any event not sooner than 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the stockholders.

The accompanying Information Statement is first being mailed to the stockholders on or about _________, 201_.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. McGurk
Chairman of the Board of Directors

New York, New York

Date: _________, 201_

CINEDIGM CORP.
45 West 36th Street, 7th Floor
New York, New York 10018
_________________________________

INFORMATION STATEMENT

_________________________________

GENERAL

This notice and the accompanying Information Statement are being distributed to the holders of record of the Class A common stock, par value $0.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Company”), as of the close of business on December 17, 2018 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Delaware General Corporation Law. The purpose of this notice and the accompanying Information Statement is to notify the stockholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by Bison Entertainment Investment Limited (“Bison”), the holder of a majority of the outstanding shares of Common Stock as of the Record Date (the “Written Consent”).

The Written Consent approved the following actions:

•	authorizing the Board to effect a reverse stock split and reduction of the Corporation’s authorized and issued and outstanding Class A Common Stock, split at a ratio, in whole numbers, of not less than one-for-two and not more than one-for-ten, subject to the Board’s discretion to determine, without any further action by stockholders, (i) the specific exchange ratio or (ii) not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Corporation and its stockholders (the “Reverse Stock Split”).

The Written Consent is the only stockholder approval required to effect the Reverse Stock Split under the DGCL, our Certificate of Incorporation and our Bylaws. No consent or proxies are being requested from our stockholders, and our Board is not soliciting your consent or proxy in connection with the Reverse Stock Split. The Reverse Stock Split, as approved by the Board and pursuant to the Written Consent, will only become effective if and when the Board determines to effect it but in any event not sooner than 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the stockholders.

This Information Statement is first being mailed to the stockholders on or about _________, 201_. The Information Statement is also available to stockholders:

•	in our filings with the Securities and Exchange Commission (the “SEC”), which you can access electronically at the SEC's website at http://www.sec.gov;

•	on the Company’s website at http://www.cinedigm.com; and

•	at https://materials.proxyvote.com/172406.

As of the Record Date, 35,516,737 shares of Common Stock, $0.001 par value (“Class A Common Stock”), were issued and outstanding. Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

REVERSE STOCK SPLIT

The Board has approved an amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a ratio of not less than one-for-two and not more than one-for-ten, subject to the Board’s discretion to determine, without any further action by stockholders, not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders. Bison has approved the Reverse Stock Split by signing the Written Consent. A copy of the Written Consent is attached as Appendix A to this Information Statement, and the language of the new Section 4.1 of the Certificate of Incorporation which would be contained in an amendment (the “Reverse Stock Split Amendment”) is set forth in Exhibit A to the Written Consent. Bison’s ownership of Company securities is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management.”

In accordance with the Written Consent, the Board has the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment; provided, however, that if the Reverse Stock Split Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on December 31, 2019, the Board will abandon the Reverse Stock Split Amendment. If the reverse stock split is implemented, the Reverse Stock Split Amendment also would reduce the number of authorized shares of our Common Stock as set forth below but would not change the par value of a share of our Common Stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

The Board reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interest of the Company and its stockholders.

Purpose of the Reverse Stock Split Amendment

The purpose of the reverse stock split is to increase the per share trading value of the Common Stock. The Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for the Common Stock, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and its stockholders. The Board may exercise its discretion not to implement a reverse stock split.

A reverse stock split would allow a broader range of institutions to invest in the Common Stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing the trading volume and liquidity of the Common Stock. A reverse stock split would also help increase analyst and broker interest in the Common Stock, as their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stock, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the Common Stock. The reverse stock split will affect all holders of the Common Stock uniformly and will not affect any stockholder’s percentage ownership interest, or voting power, in the Company (subject to the treatment of fractional shares). As described below, holders of Common Stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of the Common Stock to the extent there are at the time the reverse stock split is effected, stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

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The principal effects of the Reverse Stock Split Amendment will be that:

•	depending on the ratio for the reverse stock split selected by the Board, each two or ten shares of Common Stock owned by a stockholder, or any whole number of shares of Common Stock between two and ten, as determined by the Board, will be combined into one new share of Common Stock;

•	the number of shares of Common Stock issued and outstanding will be reduced from approximately 35,000,000 to a range of approximately 17,500,000 to 3,500,000, depending upon the reverse stock split ratio selected by the Board;

•	the number of authorized shares of Common Stock will be reduced from 60,000,000 to a range of approximately 30,000,000 to 6,000,000 depending upon the reverse stock split ratio chosen by the Board;

•	based upon the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, and other convertible or exchangeable securities entitling the holders thereof to purchase, exchange for, or convert into, shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options and restricted stock awards and units upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by the Board.

The table below illustrates the effect, as of December 17, 2018, of a reverse stock split at certain ratios on (i) the shares of Common Stock outstanding; (ii) the shares of Common Stock reserved for issuance, (iii) the reduced number of total authorized shares of Common Stock under our Certificate of Incorporation, and (iv) the resulting number of shares of Common Stock available for issuance:

	Shares Outstanding	Shares Reserved for Issuance	Total Authorized Shares	Shares Authorized and Available (% of total authorized)
Prior to Reverse Stock Split	35,516,737	7,913,143	60,000,000	16,570,120 (27.6%)
One-for-two	17,758,369	3,956,572	30,000,000	8,285,059 (27.6%)
One-for-five	7,103,348	1,582,629	12,000,000	3,314,023 (27.6%)
One-for-ten	3,551,674	791,315	6,000,000	1,657,011 (27.6%)

Certain Risks Associated with the Reverse Stock Split

•	If the reverse stock split is effected and the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the reverse stock split will result in any particular price for the Common Stock. As a result, the trading liquidity of the Common Stock may not necessarily improve.

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•	There can be no assurance that the market price per share of the Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. For example, based on the closing price of the Common Stock on December 17, 2018 of $0.73 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-five, there can be no assurance that the post-split market price of the Common Stock would be $3.65 or greater. Accordingly, the total market capitalization of the Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of the Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•	Because the number of issued and outstanding shares of Common Stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of Common Stock may increase on a relative basis. If the Company issues additional shares of Common Stock, then the ownership interest of the Company’s current stockholders would be diluted, possibly substantially.

•	There are certain agreements, plans and proposals that may have material anti-takeover consequences. The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. One of our stockholders, Bison, has the ability to acquire approximately 4% of the Common Stock (assuming the shares outstanding as of the date of this Information Statement) upon the exercise of warrants, which may deter others from acquiring large amounts of Company securities.

•	The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of the Common Stock and if the implementation of the reverse stock split is determined by the Board to be in the best interests of the Company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time (the “Effective Time”), on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, all shares of the Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of stockholders, into a lesser number of shares of the Common Stock calculated in accordance with the reverse stock split ratio determined by the Board.

After the Effective Time, the Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, the Company will continue to be subject to periodic reporting and other requirements of the Exchange Act. The Common Stock will continue to be listed on the Nasdaq Global Market under the symbol “CIDM”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If the reverse stock split is approved by the Company’s stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (at a ratio determined by the Board as described above) is in the best interests of the Company and the stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. If the Board determines to effect the reverse stock split, the Board will consider various factors in selecting the ratio including the overall market conditions at the time and the recent trading history of the Common Stock.

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Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the Company’s transfer agent for the registered stockholders will aggregate all fractional shares of Common Stock and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, stockholders will have no further interests in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Common Stock (i.e. stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of the Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of the Company’s registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the reserve stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the reverse stock split and the date payment is received.

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Effect on Certificated Shares

Stockholders holding shares of Common Stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of the Common Stock (“Old Certificates”), to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (“New Certificates”). No New Certificate will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock, as applicable, to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on its back, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Common Stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of the Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;
•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;

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•	traders in securities that elect to use a mark to market method of accounting;
•	persons who own more than 5% of the Company’s outstanding stock;
•	persons that hold the Common Stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; and
•	U.S. holders who acquired their shares of Common Stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of the Common Stock are urged to consult with their own tax advisors as to the tax consequences of the reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of the Common Stock that for U.S. federal income tax purposes is:

•	an individual that is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or
•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Cash Received in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of Common Stock in the reverse stock split will generally be treated as having received such fractional share and then as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split Common Stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Common Stock exchanged therefor was greater than one year as of the date of the exchange. Under certain circumstances, the cash might instead be treated as a return of capital or, if the Company has current or accumulated earnings and profits, a dividend.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the Common Stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in the Common Stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split Common Stock for which cash is received. The holding period for the shares of the Common Stock received in the reverse stock split generally will include the holding period for the shares of the Common Stock exchanged therefor.

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The Company does not have any plans, proposals or arrangements to issue for any purpose, including future acquisitions and/or financings, any of the authorized shares of Common Stock that would become newly available for issuance following the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 17, 2018, certain information with respect to the beneficial ownership of the Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Chief Executive Officer, its three other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the “Named Executives”), and (iv) all of the Company’s directors and executive officers as a group.

CLASS A COMMON STOCK

	Shares Beneficially Owned (b)
Name (a)	Number		Percent
Christopher J. McGurk	1,444,073	(c)	4.0%
Jeffrey S. Edell	135,000	(d)	*
William S. Sondheim	118,000	(e)	*
Gary S. Loffredo	203,479	(f)	*
Peter C. Brown	196,114	(g)	*
Peng Jin	74,712		*
Patrick W. O’Brien	155,914		*
Zvi M. Rhine	327,736	(h)	*
Peixin Xu	21,141,379	(i)	57.3%
Bison Capital Holding Company Limited	21,066,667	(j)	57.1%
All directors and executive officers as a group(9 persons)	23,796,407	(k)	63.2%

____________

*	Less than 1%

(a)	Unless otherwise indicated, the business address of each person named in the table is c/o Cinedigm Corp., 45 West 36th Street, 7th Floor, New York, New York 10018.

(b)	Applicable percentage of ownership is based on 35,516,737 shares of Class A Common Stock outstanding as of December 17, 2018 together with all applicable options, warrants and other securities convertible into shares of our Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Class A Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after December 17, 2018 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown. Certain information is based on the numbers of shares reported in the most recent Schedule 13D or Schedule 13G, as amended, as applicable, filed by stockholders with the SEC through December 17, 2018 and information provided by holders or otherwise known to the Company.

(c)	Includes 600,000 shares of Class A Common Stock underlying currently exercisable options.

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(d)	Includes 35,000 shares of Class A Common Stock underlying currently exercisable options.

(e)	Includes 25,000 shares of Class A Common Stock underlying currently exercisable options.

(f)	Includes 84,479 shares of Class A Common Stock underlying currently exercisable options.

(g)	Includes 92,067 shares owned by Grassmere Partners LLC, of which Mr. Brown is Chairman. Mr. Brown disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(h)	Mr. Rhine is the Principal of Sabra Investments, LP and Sabra Capital Partners, LLC. Includes (i) 175,336 shares of Class A Common Stock owned directly, (ii) 145,000 shares of Class A Common Stock owned by Sabra Investments, LP, and (iii) 7,400 shares of Class A Common Stock owned by Sabra Capital Partners.

(i)	Includes (i) 74,712 shares of Class A Common Stock owned directly, (ii) 19,666,667 shares of Class A Common Stock owned by Bison Entertainment Investment Limited (“BEIL”), and (iii) 1,400,000 shares of Class A Common Sock subject to issuance upon exercise of currently exercisable warrants owned by Bison Entertainment and Media Group (“BEMG”). BEIL, of which Mr. Xu is the President and Director, is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Mr. Xu’s spouse, Fengyun Jiang, is the sole owner of Bison Capital Holding Company Limited.

(j)	The business address of Bison Capital Holding Company Limited is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China, 100016. Includes (i) 19,666,667 shares of Class A Common Stock owned by BEIL and (ii) 1,400,000 shares of Class A Common Sock subject to issuance upon exercise of currently exercisable warrants owned by BEMG. BEIL is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Fengyun Jiang is the sole owner of Bison Capital Holding Company Limited.

(k)	Includes (i) 744,479 shares of Class A Common Stock underlying currently exercisable options and (ii) 1,400,000 shares of Class A Common Stock subject to issuance upon exercise of currently exercisable warrants.

ADDITIONAL INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 26, 2018;

(2)	Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 28, 2018;

(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed, with the SEC on August 14, 2018; and

(4)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 14, 2018.

Upon receipt of a written request, the Company will furnish to any shareholder, without charge, a copy of such report(s) (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such written request should be directed to the Company’s Secretary at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600. These documents are also included in our filings with the SEC, which you can access electronically at the SEC's website at http://www.sec.gov

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DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Some banks, brokers and other record holders have begun the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Investor Relations at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

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APPENDIX A

ACTION BY WRITTEN CONSENT OF

MAJORITY STOCKHOLDER OF

CINEDIGM CORP.

The undersigned, being the holder of a majority of the outstanding shares of Class A common stock, par value $.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Corporation”), hereby consents to and adopts the following resolutions by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, and the undersigned waives all requirements with respect to notice regarding such actions, and directs that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Corporation.

Whereas, the Board of Directors of the Corporation (the “Board”) has determined that it may be in the best interests of the Corporation and its stockholders for the Corporation to effect a reverse stock split and reduction of the Corporation’s authorized and issued and outstanding Class A Common Stock, split at a ratio, in whole numbers, of not less than one-for-two and not more than one-for-ten, subject to the Board’s discretion to determine, without any further action by stockholders, (i) the specific exchange ratio or (ii) not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Corporation and its stockholders (the “Reverse Stock Split”), as set forth in a proposed amendment to the Certificate of Incorporation (the “Stock Split Charter Amendment”).

Now, Therefore, be it:

Resolved, that the Reverse Stock Split and the Stock Split Charter Amendment be, and each hereby is, approved and adopted by the undersigned stockholder of the Corporation, and be it further

Resolved, that the Board is authorized to select an exchange ratio and effect the Reverse Stock Split in its discretion, and that such authority shall expire upon the close of business on December 31, 2019, and if the Reverse Stock Split has not yet been effected at such time, the Board will abandon it; and be it further

Resolved, the Corporation be, and it hereby is, authorized and directed to take all such further actions as the Corporation may be entitled to take under and in accordance with the foregoing resolution in order to fully effectuate and carry out fully the purpose and intent of the foregoing resolution, and any actions taken by the Corporation prior to the adoption of the foregoing resolution which are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects.

[SIGNATURE PAGE TO FOLLOW]

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In Witness Whereof, the undersigned has executed this Action by Written Consent of the majority Stockholder as of the 17th day of December, 2018.

Bison Entertainment Investment Limited

By:	/s/ Peixin Xu
Name:	Peixin Xu
Title:	President and Director

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Exhibit A

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINEDIGM CORP.

The undersigned, being the Chief Executive Officer of Cinedigm Corp., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	Pursuant to action duly take by the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to further amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as filed with the Delaware Secretary of State on October 31, 2017;

2.	Pursuant to a majority action by the Corporation’s Shareholders in accordance with Section 228 of the DGCL, the holders of the Corporation’s outstanding capital stock approved the Amending Resolutions; and
3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is [_________] (______) shares as follows: (i) [_________] (______) shares of common stock, of which [_________] (______) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which twenty (20) shares shall be “Series A Preferred Stock,” and 14,999,980 of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), each [___]1 shares of Class A Common issued and outstanding or held by the Company in treasury immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new Class A Common Stock (collectively, the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to this Certificate of Amendment, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth below. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer & Trust Company, or such other entity serving as the transfer agent of the Corporation (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

1 The exact ratio will be within the range of two to ten, and will be determined by the Board prior to the Effective Time and publicly announced by the Coperation

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Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]

A-4

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cinedigm Corp. to be signed by Christopher J. McGurk, its Chief Executive Officer, this ___ day of __________, 201_, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

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